EXHIBIT 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of May 1, 2024 by and between Vikasati Partners LLC, a Delaware limited liability company, and Suresh Guduru (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value per share, of Capitalworks Emerging Markets Acquisition Corp. Each Party hereto agrees that this Schedule 13D relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

VIKASATI PARTNERS LLC

Dated: May 1, 2024	By:	/s/ Suresh Guduru
	Name:	Suresh Guduru
	Title:	Managing Member

Dated: May 1, 2024	By:	/s/ Suresh Guduru
	Name:	Suresh Guduru